Exhibit 10.6

WEC ENERGY GROUP
NON-QUALIFIED RETIREMENT SAVINGS PLAN
Amended and Restated Effective as of January 1, 2018

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WEC ENERGY GROUP
NON-QUALIFIED RETIREMENT SAVINGS PLAN
INTRODUCTION
The Plan was established effective January 1, 2015 and is known as the "WEC Energy Group Non-qualified Retirement Savings Plan." Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Non-qualified Retirement Savings Plan.
The Plan is maintained by WEC Energy Group, Inc. (the "Company") to provide benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Employers. The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
The Company froze eligibility under the RAP for non-represented (management) employees who were hired, rehired, or transferred from a union to non-represented position on or after January 1, 2015. In lieu of participating in the RAP, those employees are eligible for Employer Retirement Contributions under the 401(k) Plan. This Plan provides supplemental retirement benefits to a select group of management and highly compensated employees who are eligible for those Employer Retirement Contributions.
The Plan is intended to comply with the provisions of Code Section 409A, and any guidance and regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent.
Effective January 1, 2016, the Plan was amended and restated to reflect the change in the name of the Company and Plan, to add accruals for Disabled Participants, to modify provisions relating to form of payment elections, to update information on Measurement Funds and to clarify other administrative provisions. Effective as of January 1, 2017, the Plan was amended and restated to clarify eligibility provisions. Effective as of January 1, 2018, the Plan was amended to incorporate changes to Employer Retirement Contributions under the 401(k) Plan, clarify certain definitions, and to update the claims procedures to reflect changes to the claims procedures for the qualified plans. These changes are not intended to be material modifications for purposes of Code Section 162(m) as described in Internal Revenue Service Notice 2018-68.
ARTICLE 1
DEFINITIONS
Whenever used herein, the following terms have the meanings set forth below:

1.1
"Account" shall mean a bookkeeping account established for the benefit of a Participant under Article 4 utilized solely to measure and determine the amounts credited under the Plan on behalf of a Participant or Beneficiary.

1.2	"Annual Incentive Plan" shall mean the WEC Energy Group Annual Incentive Pay Plan for Non-Executives, as amended from time to time, or any successor to such plan.

1.3
"Annual Installment Method" shall mean an annual installment payment over a specified number of years. To determine the value of the Participant’s Account balance for calculating an installment payment, the Participant’s Account balance shall be valued as of the close of business on the last business day of the Plan Year preceding the Plan Year for which payment is to be made. Notwithstanding the foregoing, when determining the Account balance for calculating the first installment payment for a Participant who is a "specified employee" within the meaning of Code Section 409A subject to a payment delay pursuant to Section 5.3 or 5.6, the Participant’s Account balance shall be valued as of the close of business on the last business day of the calendar quarter preceding the date the first payment is scheduled to occur. Each annual installment shall be calculated by multiplying the Account balance determined above, as the case may be, by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due to the Participant. For example, if a 5-year Annual Installment Method is specified, the first payment shall be 1/5 of the Account balance, valued as described herein. The following Plan Year, the payment shall be 1/4 of the Account balance, valued as described herein.

1.4	Annual Non-qualified Employer Retirement Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.2.

1.5
"Base Annual Salary" shall mean the annual cash compensation relating to services performed during a Plan Year, whether or not paid in, or included on the Form W-2 for, such Plan Year, excluding severance payments, non-qualified supplemental pension payments, performance awards, bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors’ fees and other fees, automobile and other allowances paid to an Eligible Employee for employment services rendered (whether or not such allowances are included in the Eligible Employee’s gross income), stock options, restricted stock, performance shares or units, dividends, dividend equivalents and any other equity-based award provided under a plan or arrangement of an Employer. Base Annual Salary shall include only amounts payable during the Plan Year, shall be calculated before it is deferred or contributed by the Eligible Employee under a qualified or non-qualified plan of an Employer and shall include amounts not otherwise included in the Eligible Employee’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) pursuant to plans established by an Employer; provided, however, that all such amounts shall be included in Base Annual Salary only to the extent that, had there been no such plan, the amount would have been paid in cash to the Eligible Employee during the Plan Year.

1.6
"Beneficiary" shall mean one or more persons, trusts, estates or other entities designated by the Participant in accordance with Article 7 that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	"Board" shall mean the board of directors of the Company.

1.8	"Change in Control" shall mean, with respect to the Company, the occurrence of any one of the following dates, interpreted consistent with Treasury Regulation Section‑1.409A‑3(i)(5).

(a)
Change in Ownership. The date any one Person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Control.

(b)	Change in Effective Control.

(i)
The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this subparagraph, if any one Person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a Change in Control; or

(ii)
The date a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this paragraph (c), "gross fair market value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets is not treated as a Change in Control if the assets are transferred to:

(i)	An entity that is controlled by the shareholders of the transferring corporation;

(ii)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(iii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iv)	A Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(v)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (iv).

(d)	"Person" and "Acting as a Group."

(i)	For purposes of this Section, "Person" shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(ii)
For purposes of this Section, Persons shall be considered to be "Acting as a Group" if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with the other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Notwithstanding the foregoing, Persons shall not be considered to be Acting as a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

1.9	"Chief Executive Officer" shall mean the Chief Executive Officer of the Company.

1.10	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	"Committee" shall mean an internal administrative committee appointed by the Chief Executive Officer to administer the Plan in accordance with Article 9.

1.12
"Company" shall mean WEC Energy Group, Inc., a Wisconsin corporation, and any successor to all or substantially all of the Company’s assets or business. Prior to June 29, 2015, the Company was known as Wisconsin Energy Corporation.

1.13	"Company Stock" shall mean WEC Energy Group, Inc. common stock. Prior to June 29, 2015, "Company Stock" means Wisconsin Energy Corporation common stock.

1.14	"Compensation Committee" shall mean the Compensation Committee of the Board.

1.15
"Disabled Participant" shall mean a Participant who is receiving benefits under a long-term disability plan sponsored by an Employer. A Participant will cease to be a Disabled Participant upon Separation from Service.

1.16
"EDCP" shall mean the WEC Energy Group Executive Deferred Compensation Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the EDCP was known as the Wisconsin Energy Corporation Executive Deferred Compensation Plan.

1.17
"Election Form" shall mean the form or forms established from time to time by the Committee that a Participant completes and submits in accordance with Committee rules to designate a form of payment pursuant to Section 5.2 and/or make or change an investment election. To the extent authorized by the Committee, such form may be electronic or set forth in some other media or format.

1.18	"Eligible Employee" shall mean an employee of an Employer who is designated as eligible to participate in the Plan in accordance with Section 2.1.

1.19
"Employer" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have employees participating in the Plan. The Chief Executive Officer or the Board, in its discretion, may exclude one or more subsidiaries from participating in the Plan.

1.20
"Employer Retirement Contribution" shall mean "employer retirement contribution" as defined under the 401(k) Plan. Prior to January 1, 2017, the "employer retirement contribution" was known as the "qualified employer pension contribution" under the 401(k) Plan.

1.21	"Ending Valuation Date" shall mean the last business day of the Plan Year immediately preceding the Plan Year of distribution of a lump sum payment or final installment payment, as the case may be.

1.22	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23
"401(k) Plan" shall mean the WEC Energy Group Employee Retirement Savings Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the 401(k) Plan was known as the Wisconsin Energy Corporation Employee Retirement Savings Plan.

1.24
"IRS Limitations" shall mean the limitation on tax-qualified benefits imposed by Code Section 415, Code Section 401(a)(17), or any other limitation on tax-qualified benefits to which a participant may be entitled under a plan sponsored by the Company.

1.25	"Measurement Funds" shall mean the hypothetical investment funds available under the Plan, as provided in Section 4.3, to determine the earnings and losses credited to a Participant’s Account.

1.26
"Participant" shall mean a current or former Eligible Employee who participates in the Plan in accordance with Article 2 and maintains an Account balance hereunder. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account under the Plan, even if the spouse or former spouse has an interest in the

Participant’s Account as a result of applicable law or property settlements resulting from legal separation or divorce.

1.27
"Plan" shall mean the WEC Energy Group Non-qualified Retirement Savings Plan, including any amendments adopted hereto. Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Non-qualified Retirement Savings Plan.

1.28	"Plan Year" shall mean the calendar year.

1.29
"Separation from Service" shall mean the Participant’s termination of employment with all Employers and other entities affiliated with the Company, voluntarily or involuntarily, for any reason other than on account of death, or as otherwise provided by the Department of Treasury in regulations promulgated under Code Section 409A. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. Unless the employment relationship is terminated earlier by the Employer or the Participant, the following shall apply for determining a Separation from Service under the Plan:

(a)
Except as provided in paragraph (b), the Participant’s employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)
Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of the Participant's position of employment or any substantially similar position of employment, the Participant’s relationship with the Employer shall be treated as continuing intact for a period of 29 months and will be deemed to terminate on the first date immediately following such 29 month period.

1.30
"STPP" shall mean the WEC Energy Group Short-Term Performance Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the STPP was known as the Wisconsin Energy Corporation Short-Term Performance Plan.

1.31	"Trust" shall mean any fund created by a rabbi trust agreement established by the Company referencing the Plan, and as amended from time to time.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1
Eligibility and Participation. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employer (as defined in ERISA Sections 201(2), 301(a)(3) and 401(a)(1)) hired, rehired or transferred into a non-represented (management) position with the Employer on or after January 1, 2015. From that group, an employee who is eligible for Employer Retirement Contributions under the 401(k) Plan shall be eligible to participate in the Plan (an "Eligible Employee") on the date such employee first becomes eligible to participate in the EDCP; provided that the Committee or the Chief Executive Officer may designate an employee who is hired after the beginning of the Plan Year as eligible to participate in the Plan on the Eligible Employee's date of hire. An Eligible Employee shall become a Participant as of the date specified above and remain a Participant in the Plan until the Participant's Account is paid in full.

2.2
Cessation of Participation. The Chief Executive Officer, the Board or the Compensation Committee shall have the discretionary authority to exclude a Participant from receiving further contributions under the Plan with such exclusion becoming effective as of the first day of the immediately following Plan Year. Such Participant shall remain a Participant in the Plan until the Participant's Account balance is paid in full.

ARTICLE 3
CONTRIBUTIONS

3.1
Eligibility for Non-qualified Employer Retirement Contributions. Each Participant who is eligible for an Employer Retirement Contribution under the 401(k) Plan for the Plan Year shall be eligible to receive an Annual Non-qualified Employer Retirement Contribution Amount for such Plan Year. For Plan Years beginning prior to January 1, 2018, a Participant must also satisfy the following requirements:

(a)	The Participant is employed by an Employer on the last day of the Plan Year; and

(b)	The Participant completes 1,000 hours of service (as calculated under the 401(k) Plan) during such Plan Year.
Notwithstanding the foregoing, a Participant who is a Disabled Participant or terminates employment prior to the last day of the Plan Year by reason of death, attainment of age 59‑1/2, or attainment of age 55 with 10 years of vesting service (as calculated under the 401(k) Plan on an elapsed time basis) shall be eligible to receive an Annual Non‑qualified Employer Retirement Contribution Amount for the Plan Year.

3.2
Annual Non-qualified Employer Retirement Contribution Amount. For each Plan Year, the Annual Non-qualified Employer Retirement Contribution Amount provided under this Article 3 shall equal (a) less (b), subject to (c) and (d) below:

(a)
The Employer Retirement Contribution that would have been allocated to the Participant's account under the 401(k) Plan for the Plan Year, calculated without regard to IRS Limitations and taking into account:

(i)	All Base Annual Salary, whether paid and/or deferred to the EDCP in the Plan Year;

(ii)	STPP and/or Annual Incentive Plan awards, whether paid and/or deferred to the EDCP in the Plan Year; and

(iii)
Any other bonus award which has been approved by the Board, Committee or Chief Executive Officer of the Company for inclusion in calculating the Annual Non-qualified Employer Retirement Contribution Amount for the Plan Year.

(b)	The Employer Retirement Contribution that was actually allocated to the Participant's account under the 401(k) Plan.

(c)
The Employer Retirement Contribution shall be determined by using the formula under the 401(k) Plan applicable to the Participant with the adjustments outlined in paragraph (a) above. On and after January 1, 2015, the Employer Retirement Contribution formula under the 401(k) Plan is 6% of eligible compensation. Such Employer Retirement Contribution formula is subject to change under the 401(k) Plan. In this regard, any amendment to the 401(k) Plan that makes such change shall be incorporated herein by reference effective as of the date of any such change.

(d)
During any period while a Participant is a Disabled Participant, the Participant's Base Annual Salary shall be determined by imputing compensation to the Disabled Participant using the rate of Base Annual Salary paid to the Participant immediately before becoming a Disabled Participant.

ARTICLE 4
ACCOUNTS

4.1
Establishment of Accounts. Bookkeeping accounts shall be established for each Participant to reflect the contributions made for the Participant’s benefit, together with adjustments for income, gains or losses attributable thereto, and any payments from the Plan. Accounts are established solely for the purpose of tracking contributions made by an Employer and any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts allocated under the Plan, and shall not constitute or be treated as a trust fund of any kind.

4.2
Vesting. A Participant shall become 100% vested and have a nonforfeitable right to the amounts credited to the Participant's Account, adjusted for deemed income, gains and losses attributable thereto, upon the earliest to occur of the following:

(a)	Completion of years of vesting service as follows:

(i)
On or After January 1, 2018. A Participant who is credited with an hour of service on or after January 1, 2018 shall become 100% vested upon completion of one year of vesting service (as determined under the 401(k) Plan for vesting in the Employer Retirement Contribution);

(ii)
Prior to January 1, 2018. A Participant who is not credited with an hour of service on or after January 1, 2018 shall become 100% vested upon completion of three years of vesting service (as determined under the 401(k) Plan for vesting in the Employer Retirement Contribution);

(b)	The occurrence of a Change in Control; or

(c)	The Participant's death or attainment of age 59-1/2 (the normal retirement age under the 401(k) Plan) while employed by an Employer.
Notwithstanding the foregoing, the vesting schedule for a Participant’s Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. If the Participant’s Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G. In such case, the Committee shall provide to the Participant within 15 business days of such request an opinion (which need not be unqualified) of the Company’s independent auditors, which opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid by the Company.

4.3
Deemed Investments. Subject to paragraph (g) below, and in accordance with, and subject to, the rules and procedures that are established from time to time by the Committee in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules. The Committee’s discretion includes the right to supersede the specific rights identified below, with or without retroactive effect:

(a)
Measurement Funds. Amounts credited to each Participant’s Account shall be deemed invested, in accordance with the Participant’s directions, in Measurement Funds that are available under the Plan. The hypothetical investment funds available under the Plan shall be those designated by the Committee, from time to time in its discretion, following recommendations by the WEC Energy Group Investment Trust Policy Committee. Subject to paragraph (g) below, a Participant may elect one or both of the following Measurement Funds for the purpose of crediting additional amounts to the Participant's Account: (i) the Prime Rate Fund (described as a mutual fund that is 100% invested in a hypothetical debt instrument which earns interest at an annualized interest rate equal to the "Prime Rate" as reported each business day by the Wall Street Journal, with interest deemed reinvested in additional units of such hypothetical debt instrument), or (ii) a Company Stock Measurement Fund (described as a mutual fund that is 100%

invested in shares of Company Stock, with dividends deemed reinvested in additional shares of Company Stock).
Subject to paragraph (g) below, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund, subject to advance notice to Participants if the Committee determines, in its sole discretion, that such notice is necessary. The Committee also may suspend (i.e., freeze) an existing Measurement Fund at any time, subject to advance notice if the Committee determines necessary, thereby freezing the Measurement Fund as to the crediting of additional deemed investments subsequent to the effective date of the suspension.

(b)
Election of Measurement Funds. Subject to paragraphs (g), a Participant shall elect Measurement Funds to be used to determine the additional amounts to be credited to the Participant's Account, unless changed pursuant to rules as the Committee shall determine, in its discretion, from time to time. However, subject to paragraphs (g) and any rules and procedures established from time to time by the Committee in its sole discretion, the Participant may elect to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to the Participant's Account, or to change the portion of the Account allocated to each previously or newly elected Measurement Fund. Such rules may include, but are not limited to, rules and/or trading policies that govern the timing, frequency, and manner in which elections are made to allocate or reallocate deemed investment amounts among the Measurement Funds, and may be modified at any time and from time to time by the Committee in its sole discretion. If an election is made to change a Measurement Fund, it shall become effective and apply thereafter in accordance with the rules of the Committee for all subsequent periods in which the Participant participates in the Plan, unless changed in accordance with the previous provisions. All rights of a Participant or any other person to elect or change the Measurement Funds under this Section shall be deemed to have ceased as of the Ending Valuation Date and no adjustment in the value of an Account balance shall be considered for any purpose under the Plan after such Ending Valuation Date. If a Participant fails to elect a Measurement Fund for all or a portion of the Participant's Account, the amounts for which there is no valid election shall be deemed invested in the Prime Rate Fund.

(c)
Proportionate Allocation. In making any election described in paragraph (b) above, the Participant shall specify on the Election Form, in increments of 1%, the percentage of the Participant's Account balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of the Participant's Account balance).

(d)
Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) shall be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account shall be credited or debited on a periodic basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, provided that no adjustment in the value of a Participant’s Account balance shall be considered after the Ending Valuation Date.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds shall be used for measurement purposes only, and a Participant’s election of any Measurement Fund, the allocation of the Participant's Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of the Participant's Account balance in any such Measurement Fund. If the Employer or the trustee of the Trust, in its sole discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Notwithstanding the foregoing, a Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant's behalf by the Employer or the trustee; the Participant shall at all times remain an unsecured creditor of the Company.

(f)
Investment of Trust Assets. If the Committee deposits amounts in a Trust, the trustee of the Trust shall be authorized, upon written instructions received from the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of Company Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

(g)
Special Considerations for Participants Subject to Section 16 of the Securities Exchange Act of 1934. In order for any election under this Plan by a Participant who is an officer subject to the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934 ("Section 16") to conform to Section 16, the Participant shall consult with the Company’s designated individual responsible for Section 16 reporting and compliance before making any election to move any part of the Participant's Account into or out of the Company Stock Measurement Fund. The Company reserves the right to impose such restrictions as it determines necessary, in its sole discretion, on any elections, transactions or other matters under this Plan relating to the Company Stock Measurement Fund to comply with or qualify for exemption under Section 16.

4.4
Taxes. A Participant’s Employer shall withhold from a Participant’s non-deferred compensation any employment taxes the Employer is required to withhold with respect to amounts deferred under the Plan at the times required under applicable regulations promulgated by the Department of the Treasury. To the extent not previously withheld, the Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer or the trustee of the Trust, as the case may be.

ARTICLE 5
DISTRIBUTION OF ACCOUNT

5.1	Time for Distribution. Distribution of a Participant’s Account shall be made on the earliest to occur of:

(a)	The date set forth in Section 5.3 with respect to the Participant’s Separation from Service;

(b)	The date set forth in Section 5.4 with respect to the Participant’s death; or

(c)	The date set forth in Section 5.6 with respect to a Separation from Service after a Change in Control.
Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Committee’s discretion or otherwise, except as permitted by Section 5.7 or Treasury regulations issued pursuant to Code Section 409A.

5.2
Payment Forms and Election. A Participant may elect the form of payment for amounts credited to the Participant's Account by completing and timely submitting an Election Form in accordance with the Committee's rules.

(a)
Payment Forms. A Participant may elect to receive payment in the form of a lump sum or installments of two to ten years. The amount of each installment shall be determined using the Annual Installment Method. Notwithstanding the foregoing, if the Participant's Account balance is $75,000 or less at the time of Separation from Service, the Participant's Account shall be paid in a lump sum.

(b)
Timing of Election. A Participant must complete and submit an Election Form for a Plan Year before the beginning of the Plan Year to which the Election Form relates. Notwithstanding the foregoing, if the Committee, in its sole discretion, designates an employee as newly‑eligible to participate in the Plan effective as of any date other than January 1, the newly-Eligible Employee shall complete and submit an Election Form prior to the date the Eligible Employee begins participating in the Plan. Newly‑eligible for participation in the Plan shall be determined under the plan aggregation rules of Code Section 409A.

(c)
Duration of Election. The form of payment elected by the Participant shall govern all contributions credited to the Participant's Account for the Plan Year to which the Election Form applies, and earnings or losses on such amounts. The form of payment election shall also apply to each subsequent Plan Year's contributions, and earnings or losses on such amounts, until changed on either a prospective or retroactive basis by the Participant pursuant to Section 5.5.

(d)	Default Form of Payment. In the event the Participant has not elected a form of payment, or the Participant's eligibility date under Section 2.1 prevents the

Participant from making an election prior to the deadline for submitting an Election Form in paragraph (b) above, all amounts contributions to the Participant's Account for the Plan Year, and earnings or losses on such amounts, shall be paid in a single lump sum. This default form of payment shall apply to each subsequent Plan Year's contributions and earnings or losses on such amounts, unless and until the Participant elects a form of payment on a prospective basis or changes the form of payment on a retroactive basis pursuant to Section 5.5.

5.3
Benefits Upon Separation from Service. Upon a Participant’s Separation from Service, the Participant’s Account shall be paid or begin to be paid during the first 90 days of the Plan Year following the Plan Year of the Participant’s Separation from Service. Notwithstanding the foregoing, distributions made to "specified employees" (determined pursuant to Treasury Regulation Section 1.409A‑1(i)) upon such separation shall be paid or begin to be paid no earlier than the first day of the seventh month following the Participant’s Separation from Service unless the Participant dies during such six-month period in which case Section 5.4 shall apply. If an Annual Installment Method is in effect, subsequent installment payments shall be made thereafter during the first 90 days of the Plan Year in which the installment is due. Payment shall be made in such form as determined under Section 5.2, taking into account any changes to an elected form of payment pursuant to Section 5.5.

5.4
Benefits Upon Death. Upon the Participant’s death, the Plan Administrator shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Account. Payment shall be made in accordance with the provisions below.

(a)
Death While In Pay Status or After a Separation from Service. If the Participant dies after commencing an installment form of payment, but before the entire benefit is paid in full, the Participant’s unpaid installment payments shall continue to be paid to the Participant’s Beneficiary over the remaining number of years as that benefit would have been paid to the Participant had the Participant survived. In the event a Participant dies after a Separation from Service, but before actual payment is made or begins, this paragraph shall apply and payment to the Participant’s Beneficiary shall be paid or begin to be paid at the same time as if the Participant had survived.

(b)
Death Prior to a Separation from Service. If a Participant dies prior to a Separation from Service, the Participant’s Account shall be paid or begin to be paid to the Participant’s Beneficiary during the first 90 days of the Plan Year following the Plan Year of the Participant’s death, regardless of whether the Participant is a specified employee. Payment shall be made in such form as determined under Section 5.2, taking into account any changes to an elected form of payment pursuant to Section 5.5.

5.5	Changes to Form of Payment.

(a)
Prospective Changes. A Participant may select an alternate form of payment for contributions made to the Participant's Account for future Plan Years in accordance with the rules for completing and submitting Election Forms in Section 5.2.

(b)	Retroactive Changes. A Participant may elect to change the form of payment for amounts in the Participant's Account as follows:

(i)
A Participant who has elected a lump sum distribution may later change such election to an installment payment, provided the first installment payment shall be deferred to a date that is at least five years after the date the lump sum distribution would otherwise have been made.

(ii)
A Participant who has an installment election in effect may change such election to a lump sum payment, provided the lump sum payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

Any such election changes pursuant to this paragraph shall be completed in accordance with Committee rules and must be made at least 12 months before the event triggering distribution occurs. Therefore, if the event triggering distribution occurs before such 12 month period has elapsed, then the election to change the payment form shall not take effect. Notwithstanding anything in this Section 5.5 to the contrary, the five-year delay described above shall not apply to changes in the form of payment upon death.

5.6
Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event a Participant incurs a Separation from Service within 18 months after a Change in Control, the Employer shall distribute the Participant’s entire Account in a lump sum payment within 90 days after such Separation from Service. Notwithstanding the foregoing, distributions made to "specified employees" (determined pursuant to Treasury Regulation Section 1.409A-1(i)) upon Separation from Service shall be paid or begin to be paid no earlier than the first day of the seventh month following the Participant’s Separation from Service, unless the Participant dies during such six-month period in which case Section 5.4 shall apply.

5.7	Discretion to Accelerate Distribution.

(a)	The Committee shall have the discretion to make a distribution, or accelerate the time or schedule of payment, from a Participant’s Account if payment is required for:

(i)
FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to compensation deferred under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the Participant’s Account balance to the extent of such distributions; or

(ii)
payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participation.

(b)
The Committee or a Plan representative is authorized to accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or to make a payment under the Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)). Payment to an alternate payee under a domestic relations order shall be made in a lump sum within 90 days after the Committee or Plan representative approves such order.

(c)
The Committee shall have the discretion to accelerate the time or schedule of a payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

ARTICLE 6
LEAVE OF ABSENCE
If a Participant is authorized by an Employer to take a paid or unpaid bona fide leave of absence for any reason, the employment relationship is treated as continuing intact if the period of such leave does not exceed six months, or longer, so long as the Participant retains a right to reemployment under an applicable statute or by contract.
If the leave of absence exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant shall be deemed to have incurred a Separation from Service as of the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of the Participant's position of employment or any substantially similar position of employment, the Participant’s relationship with the Employer shall be treated as continuing intact for a period of up to 29 months, unless earlier terminated by the Employer or Participant. In this event, the Participant’s Account shall be distributed pursuant to Section 5.3.
ARTICLE 7
BENEFICIARY DESIGNATION

7.1
Beneficiary. Each Participant may, at any time, designate one or more Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan upon the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2
Beneficiary Designation; Change. A Participant shall designate a Beneficiary by completing a beneficiary designation form established by the Committee or its delegate, and returning it to the Committee or its designated agent. To the extent authorized by the Committee, such form may be electronic or set forth in some other media or format. A Participant may change a Beneficiary designation by completing and otherwise complying with the terms of the beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously submitted shall be canceled. The Committee shall rely on the last completed beneficiary designation form submitted by the Participant before the Participant's death. In the event of a Participant's divorce, any designation of the Participant's former spouse as a Beneficiary shall be deemed void unless after the divorce the Participant completes a new designation naming such former spouse as a Beneficiary.

7.3	Acknowledgment. No Beneficiary designation or change in Beneficiary designation shall be effective until accepted by the Committee or a Plan representative.

7.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article 7 or, if all designated Beneficiaries predecease the Participant or die before complete distribution of the Participant’s Account, then the remaining benefits in the Participant’s Account shall be paid to the Participant's surviving spouse, if none, to the Participant's descendants by right of representation or, if none, to the Participant's next of kin determined pursuant to the laws of the state in which the Company's principal place of business is located as if the Participant had died unmarried and intestate.

7.5
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments under this Plan, the Committee may, in its sole discretion, require the Participant’s Employer to withhold such payments until the matter is resolved to the Committee’s satisfaction.

7.6
Discharge of Obligations. The complete payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Election Form shall terminate upon such full payment of benefits.

ARTICLE 8
TERMINATION, AMENDMENT OR MODIFICATION

8.1	Termination.

(a)
Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that an Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its participation in the Plan and/or to terminate the Plan at any time with respect to all of its participating Eligible Employees, by action of its board of directors or compensation committee. The termination of the Plan shall not reduce the amount of any benefit the Participant or Beneficiary is entitled to receive under the Plan as of the termination date. Except as provided in paragraph (b) below, Account balances shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan and Participants’ validly filed payment elections.

(b)
Notwithstanding any provision in the Plan to the contrary, upon termination of the Plan, the Board of Directors or Compensation Committee reserves the discretion to accelerate distribution of Participants’ Account (including those Participants in pay status pursuant to an installment election) in accordance with regulations promulgated by the Department of the Treasury under Code Section 409A.

8.2
Amendment. The Company may, in its sole discretion, amend or modify the Plan at any time, in whole or in part, by action of its Board, Compensation Committee or the Committee; provided, however, that no amendment shall decrease the amount of any Participant’s Account as of the date of the amendment. Further, during the pendency of a Potential Change in Control (as defined below) and at all times following a Change in Control, no amendment or modification may be made which in any way adversely affects the interests of any Participant with respect to amounts credited to such Participant’s Account as of the date of the amendment. A "Potential Change in Control" shall be deemed to have occurred if one of the following events occurs:

(a)	The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)
Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Company Stock representing 15% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding Company Stock (not including the Company Stock beneficially owned by such Person or any Company Stock acquired directly from the Company or its affiliates); or

(d)	The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
Except as otherwise noted, the capitalized terms in the above definition have the same meaning as set forth in Section 1.8. The Company’s power to amend or modify the Plan includes the power to suspend or freeze participation in the Plan, provided such suspension or freeze does not cause a prohibited acceleration of compensation under Code Section 409A.

8.3
Effect of Payment. The full payment of the Participant’s Account under any provision of the Plan shall completely discharge the Plan’s and Employer’s obligations to the Participant and Beneficiaries under this Plan and the Participant’s Election Forms shall terminate.

ARTICLE 9
ADMINISTRATION

9.1
Plan Administration. Except as otherwise provided in this Article 9, the Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.

9.2
Powers, Duties and Procedures. The Committee shall have full and complete discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the claims procedures set forth in Article 10 or otherwise with regard to the Plan. The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant or Beneficiary or other person having or claiming to have any interest under the Plan. When making a determination or calculation, the Committee may rely on information furnished by a Participant or the Employer. Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them. The Committee may delegate such powers and duties as it determines for the efficient administration of the Plan.

9.3
Administration Upon Change in Control. For purposes of this Plan, the Company shall be the "Administrator" at all times before a Change in Control. Upon and after a Change in Control, the Administrator shall be an independent third party selected by the individual who, at any time before such event, was the Company’s Chief Executive Officer or, if there is no such officer or such officer does not act, by the Company’s then highest ranking officer (the "Appointing Officer"). Upon a Change in Control, the Administrator shall have full and complete discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations. Upon and after a Change in Control, the Company shall (i) pay all reasonable administrative expenses and fees of the Administrator, (ii) indemnify the Administrator against any costs, expenses and liabilities (including, without limitation, attorney’s fees) of whatever kind and nature which may be imposed on, asserted against or incurred by the Administrator in connection with the performance of the duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents, and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account balances of the Participants, including the dates of death or Separation from Service and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only by an Appointing Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

9.4
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to an Employer.

9.5
Binding Effect of Decisions. Notwithstanding any other provision of the Plan to the contrary, the Committee or its delegate shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Any such interpretation shall be final, conclusive and binding on all Participants, Beneficiaries and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

9.6
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any other employee to whom the duties of the Committee may be delegated, and the Administrator, as defined in Section 9.3, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such employee or the Administrator.

9.7
Employer Information. To enable the Committee and/or Administrator to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the dates of the death or Separation from Service and such other pertinent information as the Committee may reasonably require.

9.8
Coordination with Other Benefits. The benefits provided to a Participant and the Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of an Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 10
CLAIMS PROCEDURES

10.1
Presentation of Claim. Any Participant or Beneficiary (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant. A claim shall be considered to have been made when a written communication made by the Claimant or the Claimant’s representative is received by the Committee.

10.2
Decision on Initial Claim. The Committee shall consider a Claimant’s claim and provide written notice to the Claimant of any denial within a reasonable time, but no later than 90 days after receipt of the claim. If an extension of time beyond the initial 90-day period for processing is required, written notice of the extension shall be provided to the Claimant before the initial 90-day period expires indicating the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. In no event shall the period, as extended, exceed 180 days. If the Committee denies, in whole or in part, the claim, the notice shall set forth in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the denial of the claim, or any part thereof;

(b)	Specific references to pertinent Plan provisions upon which such denial was based;

(c)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)
An explanation of the claim review procedure set forth in Section 10.3 below, which explanation shall also include a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claim upon review.

10.3
Right to Review. A Claimant is entitled to appeal any claim that has been denied in whole or in part. To do so, the Claimant must submit a written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim shall be deemed to be conclusively denied. The Claimant (or the Claimant’s duly authorized representative) may:

(a)	Review and/or receive copies of, upon request and free of charge, all documents, records, and other information relevant to the Claimant’s claim;

(b)
Submit written comments, documents, records or other information relating to the Claimant's claim, which the Committee shall take into account in considering the claim on review, without regard to whether such information was submitted or considered in the initial review of the claim; and/or

(c)	Request a hearing, which the Committee, in its sole discretion, may grant.
If a Claimant requests to review and/or receive copies of relevant information pursuant to paragraph (a) above before filing a written request for review, the 60-day period for submitting the written request for review will be tolled during the period beginning on the date the Claimant makes such request and ending on the date the Claimant reviews or receives such relevant information.

10.4
Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after it receives a written request for review of the denial, unless a hearing is held or other special circumstances require additional time. In such case, the Committee will notify the Claimant, before the expiration of the initial 60-day period and in writing, of the need for additional time, the reason the additional time is necessary, and the date (no later than 60 days after expiration of the initial 60-day period) by which the Committee expects to render its decision on review. Notwithstanding the foregoing, if the Committee determines that an extension of the initial 60-day period is required due to the Claimant’s failure to submit information necessary for the Committee to decide the claim, the time period by which the Committee must make its determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall contain:

(a)	Specific reasons for the decision;

(b)	Specific references to the pertinent Plan provisions upon which the decision was based;

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the Claimant’s claim;

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a wholly or partially denied claim for benefits; and

(e)	Such other matters as the Committee deems relevant.

10.5
Form of Notice and Decision. Any notice or decision by the Committee under this Article 10 may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-(1)(c)(i), (iii) and (iv).

10.6
Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must be initiated no later than 365 days after the Committee renders its final decision. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination. Any claim or action by a Claimant relating to or arising under the Plan can only be brought in the U.S. District Court for the Eastern District of Wisconsin, and this court has personal jurisdiction over any Claimant named in the action.

ARTICLE 11
TRUST

11.1	Establishment of the Trust. The Company may establish a Trust and, if established, each Employer shall contribute such amounts to the Trust from time to time as it deems desirable.

11.2
Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

11.3
Distributions from the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 12
MISCELLANEOUS

12.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded for tax purposes and "is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" (within the meaning of ERISA). The Plan shall be administered and interpreted in a manner consistent with that intent.

12.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer, Company or of any other person and nothing in the Plan shall be construed to give any employee or any other person such rights. The Plan constitutes a mere promise by the Company or Employer to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors solely of the Employer employing the Participant.

12.3
Employer’s Liability. The liability of an Employer for the payment of benefits shall be defined only by the Plan and any Election Forms, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

12.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable to the maximum extent allowed by law. No part of the amounts payable shall, before actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any part of the same, to the maximum extent allowed by law, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or, except as provided in Section 5.7(b), be transferable to a spouse as a result of a property settlement or otherwise.

12.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement between an Employer and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time, with or without cause, or to modify the Base Annual Salary or other compensation at any time.

12.6
Furnishing Information. A Participant or Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

12.7
Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.8
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the Account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.9
Governing Law and Severability. To the extent not preempted by ERISA, the provisions of this Plan shall be construed, administered and interpreted according to the internal laws of the State of Wisconsin without regard to its conflicts of laws principles. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

12.10
Notices and Communications. All notices, statements, reports and other communications from the Committee to any employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such employee, Participant, Beneficiary or other person at the last known address on the Employer’s or Company’s records. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Committee. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Committee at such location.

12.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

12.12
Insurance. An Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance. The Participant may elect not to be insured.

12.13
Legal Fees to Enforce Rights After Change in Control. The Employer is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Employer, or of any successor corporation, might then cause or attempt to cause the Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Employer irrevocably authorizes such Participant to retain counsel of the Participant's choice at the expense of the Employer (who shall be jointly and severally liable for all reasonable fees of such counsel) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, shareholder or other person affiliated with the Employer or any successor thereto in any jurisdiction. If paid by the Participant, the Employer shall reimburse such legal fees no later than December 31st of the year following the year in which the expense was incurred.

12.14
Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.15	Headings. Headings and subheadings in the Plan are inserted for convenience only and shall not control or affect the meaning or construction of any of its provisions.